EXHIBIT 99.1

Oakley Announces Record First Quarter Net Sales

Strong Sunglass Introductions Drive Record First Quarter Sales

Conference Call -- 1:30 p.m. PDT, Thursday, April 20, 2006 -- A simultaneous Web cast for interested investors can be heard at Oakley's corporate Web site: http://investor.oakley.com and will remain available through April 20, 2007. A telephonic replay of the call will be available from 5:00 p.m. PDT, Thursday, April 20, through midnight April 27, 2006, and can be accessed from the United States and Canada at 866/266-2081 and from international locations at 703/925-2533; passcode: 845942.

Selected First Quarter Highlights

 --  Total net sales increased 7.0 percent over Q1 2005 to a first quarter record $151.7 million
 --  Optics sales increased 12.3 percent over Q1 2005 to a first quarter record $107.0 million
 --  Apparel, footwear and accessories net sales decreased 8.8 percent from Q1 2005 to $36.8 million
 --  U.S. retail sales grew 36.3 percent over Q1 2005 to $29.3 million
 --  Consistent with guidance, net income totaled $1.9 million, or
     $0.03 per diluted share, well below prior year

FOOTHILL RANCH, Calif., April 20, 2006 (PRIMEZONE) -- Oakley, Inc. (NYSE:OO) today announced financial results for its first quarter ended March 31, 2006. All references to prior period results reflect restated amounts as reported in the company's public filings with the U.S. Securities and Exchange Commission, which are available on the company's Web site at investor.oakley.com.

Beginning with the first quarter of 2006, the company has modified its previous practice of disclosing gross sales in multiple product categories to reporting net sales in three product categories. The 'optics' category includes the company's sunglasses, prescription eyewear, goggles, electronics and eyewear-related accessories. The 'apparel, footwear and accessories' category includes the company's apparel, footwear, watches and accessories. The 'other' segment contains sales of eyewear brands not owned or licensed by the company and sold through the company's specialty retail stores.

First quarter net sales increased 7.0 percent, to a first quarter record $151.7 million compared with $141.8 million in the same period of 2005. Net income for the first quarter totaled $1.9 million, or $0.03 per diluted share, compared with net income of $10.0 million, or $0.15 per diluted share, earned in the first quarter of 2005. Net income for the first quarter of 2006 included unrealized fair value losses of approximately $0.01 per diluted share while the first quarter of 2005 included unrealized fair value gains of approximately $0.04 per diluted share related to the company's hedging activities recorded in accordance with SFAS 133.

"Our first quarter results reflect the initial benefits of Oakley's renewed emphasis on optics," said Scott Olivet, chief executive officer, Oakley, Inc. "We executed well against an earlier sunglass release schedule and successfully launched our first women's eyewear collection. The women's launch was one of the most coordinated and powerful ever, combining excellent design and manufacturing execution with an early, integrated sales and marketing effort around the world."

"During the quarter, we also took an important step forward in our multi-branding strategy with the acquisition of Oliver Peoples. Oakley's portfolio of strong brands will enable us to reach new consumers, satisfy performance, sport and active needs while penetrating new distribution channels," continued Olivet.

"Moving forward, we intend to implement the growth strategies articulated in February which include realigning our apparel platform, restructuring the footwear business, building our retail and international platforms and increasing the investment in overall brand development. We believe that focusing on these strategies will position the company for renewed annual earnings growth in 2007," Olivet concluded.

Product Category Net Sales

Net sales of Oakley optics totaled $106.9 million in the first quarter of 2006. This 12.3 percent increase over net sales of $95.2 million in 2005's first quarter was driven by strong sales of the company's 2006 sunglasses, including the launch of the company's first women's collection; incremental sales from the February acquisition of Oliver Peoples; and strong sales of Oakley goggles fueled by excellent brand exposure at the 2006 Winter Olympics. These increases were partially offset by significantly lower sales of the company's electronics products compared to the first quarter of 2005 when the company launched its first electronics product to international markets. In the first quarter of 2006, the company also significantly increased its provisions for sales returns and markdown allowances for its electronics products.

First quarter net sales of Oakley apparel, footwear and accessories totaled $36.8 million, a decline of 8.8 percent compared with net sales of $40.3 million in the first quarter of 2005. This decline reflects issues with product assortment, channel alignment and delivery execution which are being addressed by the previously announced realignment plan.

First quarter net sales of the company's other products group increased 27.9 percent to $8.0 million from $6.3 million in the first quarter of 2005.

Geographic Net Sales

Total U.S. first quarter net sales increased 20.9 percent to $81.1 million, compared with $67.0 million during the first quarter of 2005. U.S. net sales, excluding the company's retail operations, totaled $51.7 million in the first quarter, a 13.7 percent increase compared with $45.5 million in the comparable 2005 period. Oakley's U.S. retail net sales, which for reporting purposes now include the company's e-commerce and telesales business, increased 36.3 percent to $29.3 million, compared with $21.5 million in the first quarter of 2005. The retail sales growth reflected a significant increase in comparable store sales and the contribution of new stores opened during the last twelve months.

In the company's international markets, net sales were $70.6 million, a 5.5 percent decline from net sales of $74.8 in the first quarter of 2005. A stronger U.S. dollar relative to foreign currencies reduced reported international net sales growth by 3.6 percentage points. Net sales declined modestly in the company's EMEA (Europe, Middle East, and Africa) and Asia Pacific regions, partially offset by a slight increase in the Americas region. Weak sales in the company's electronics and apparel categories had a more pronounced impact in international markets and offset strong sales of the company's sunglasses and goggles.

Gross Margins, Operating Margins, Tax Rate

First quarter gross margins were 53.2 percent compared with 57.5 percent in 2005's comparable period. Gross margin excluding changes in fair value of foreign currency derivatives in the first quarter of 2006 and 2005 were 54.0 percent and 54.7 percent, respectively. The gross margin decline reflected the effect of significantly increased provisions for sales returns and markdowns in the electronics category as well as lower margins in the company's footwear category due to higher closeout sales. These decreases were partially offset by improved margins from Oakley-branded eyewear and a favorable shift in sales mix towards optics products.

First quarter 2006 operating expenses totaled $77.8 million representing 51.3 percent of net sales in the quarter compared with $66.5 million or 46.9 percent of net sales in the first quarter of 2005. These increases included incremental expenses associated with the addition of Oliver Peoples and new retail locations. As a percentage of net sales, increased general and administrative expenses reflected the recent filling of several senior executive and staff positions, higher professional fees and approximately $0.5 million of employee stock option expense reflecting the company's implementation of SFAS 123(R). Higher selling expenses, as a percentage of net sales, reflected an increase in marketing activities to support earlier introductions of 2006 sunglass styles and the company's branding efforts during the Winter Olympics.

The company's tax rate in the first quarter was 35.0 percent compared to 34.0 percent in the first quarter of 2005.

Balance Sheet

The company's consolidated inventory totaled $134.6 million at March 31, 2006, compared to $119.0 million at December 31, 2005 and $121.0 million at March 31, 2005. This increased inventory reflects the company's acquisition of Oliver Peoples, expanded retail operations, and higher electronics and apparel inventories. Accounts receivable, less allowances, totaled $98.7 million at March 31, 2006, compared with $99.4 million at December 31, 2005 and $95.1 million at March 31, 2005. Accounts receivable days sales outstanding were 59 at March 31, 2006, compared with 60 at March 31, 2005.

The Optical Shop of Aspen Acquisition

The company noted that on April 18, 2006 it completed the previously announced acquisition of 100 percent of privately held OSA Holding, Inc. and its wholly owned retail subsidiary, The Optical Shop of Aspen (OSA). OSA currently has 14 optical retail stores located in Arizona, California, Colorado, Florida, New Mexico and Missouri, and will operate as a wholly owned subsidiary of Oakley, Inc.

Stock Repurchase Program

During the first quarter, the company repurchased 279,404 shares of its common stock at an average price of $15.13 per share. Under the $20.0 million repurchase plan approved by the company's board of directors on March 15, 2005, the company has repurchased 738,089 shares at an average price of $14.33 per share. At March 31, 2006, $9.4 million remained available for future repurchases subject to favorable market conditions.

2006 Guidance

The company reaffirmed its 2006 guidance given on March 10, 2006, indicating that it continues to expect net sales growth of at least 10 percent and earnings of approximately $0.68 per share. This earnings guidance does not include any restructuring charges related to its previously announced plans to exit from a significant portion of its footwear business.

Non-GAAP Financial Measures

This press release includes a discussion of "gross margin excluding changes in fair value of foreign currency derivatives" which is a non-GAAP financial measure. Changes in fair value of foreign currency derivatives are included in cost of goods sold. Such changes (gains or losses) are recorded based upon the impact of changes in foreign currency exchange rates on the value of the foreign currency derivatives which the company has purchased as part of its program to mitigate risks due to fluctuation in currency exchange rates. Gross margin excluding changes in fair value of foreign currency derivatives is presented to provide investors information in addition to the GAAP measure, gross profit as a percentage of net sales, as the company believes that this non-GAAP measure provides meaningful and useful information regarding the trends in product margins based on actual production costs, and excluding the non-cash gain or losses from changes in fair value of foreign currency derivatives. Oakley's management uses this information in reviewing product margins, in product pricing decisions, and in analyzing product category profitability. However, the company cautions investors to consider gross margin excluding changes in fair value of foreign currency derivatives in addition to, not as a substitute for, gross profit presented in accordance with GAAP in the company's consolidated statements of income as a percentage of net sales.

About Oakley, Inc.

Oakley: a world brand, driven to ignite the imagination through the fusion of art and science. Building on its legacy of innovative, market-leading, premium sunglasses, the company offers a full array of products including performance apparel and accessories, prescription eyewear, footwear, watches and electronics to consumers in more than 100 countries. Trailing-12-month net sales through March 31, 2006 totaled US $658.0 million. Oakley, Inc. press releases, SEC filings and the company's annual report are available at www.oakley.com.

The Oakley Inc. logo is available at http://www.primezone.com/newsroom/prs/?pkgid=1533

Safe Harbor Disclaimer

This press release contains certain statements of a forward-looking nature. Such statements are made pursuant to the "forward-looking statements" and "safe harbor" provisions within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements include, but are not limited to growth and strategies, future operating and financial results, financial expectations and current business indicators and typically identified by the use of terms such as "look," "may," "will," "should," "might," "believe," "plan," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. The accuracy of such statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including but not limited to: risks related to the sale of new sunglass and electronics product introductions; the company's ability to integrate and operate acquisitions; the company's ability to manage rapid growth; new and existing channel inventory management risks related to the limited visibility of future sunglass orders associated with the company's "at once" production and fulfillment business model; the ability to identify qualified manufacturing partners; the ability to coordinate product development and production processes with those partners; the ability of those manufacturing partners and the company's internal production operations to increase production volumes on raw materials and finished goods in a timely fashion in response to increasing demand and enable the company to achieve timely delivery of finished goods to its retail customers; the ability to provide adequate fixturing to existing and future retail customers to meet anticipated needs and schedules; the dependence on optics sales to Luxottica Group S.p.A, which, as a major competitor, could materially alter or terminate its relationship with the company; the company's ability to expand and grow its distribution channels and its own retail operations; unanticipated changes in general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by retailers; a weakening of economic conditions could continue to reduce demand for products sold by the company and could adversely affect profitability, especially of the company's retail operations; terrorist acts, or the threat thereof, could adversely affect consumer confidence and spending, could interrupt production and distribution of product and raw materials and could, as a result, adversely affect the company's operations and financial performance; the ability of the company to integrate licensing arrangements without adversely affecting operations and the success of such initiatives; the ability to continue to develop and produce innovative new products and introduce them in a timely manner; the acceptance in the marketplace of the company's new products and changes in consumer preferences; reductions in sales of products, either as the result of economic or other conditions, or reduced consumer acceptance of a product, could result in a buildup of inventory; the ability to source raw materials and finished products at favorable prices to the company; the potential impact of periodic power crises on the company's operations including temporary blackouts at the company's facilities; foreign currency exchange rate fluctuations; earthquakes or other natural disasters; the company's ability to identify and successfully execute cost control initiatives; the impact of quotas, tariffs, or safeguards on the importation or exportation of the company's products and other risks outlined in the company's SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2005 and other filings made periodically by the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update this forward-looking information. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

                             OAKLEY, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
          (in thousands except per share amounts, unaudited)

                                             Three Months Ended
                                                  March 31,
                                            ----------------------
                                               2006        2005
                                            ---------    ---------
 Net sales                                  $ 151,698    $ 141,795
 Cost of goods sold                            71,016       60,205
                                            ---------    ---------
    Gross profit                               80,682       81,590

 Operating expenses:
    Research and development                    5,030        3,932
    Selling                                    46,280       41,513
    Shipping and warehousing                    4,547        4,289
    General and administrative                 21,989       16,808
                                            ---------    ---------
        Total operating expenses               77,846       66,542

                                            ---------    ---------
 Operating income                               2,836       15,048

 Interest income, net                             (98)         (59)
                                            ---------    ---------
 Income before provision for income taxes       2,934       15,107
 Provision for income taxes                     1,027        5,136
                                            ---------    ---------
 Net income                                 $   1,907    $   9,971
                                            =========    =========

 Basic net income per share                 $    0.03    $    0.15
 Basic weighted average shares                 69,040       67,712

 Diluted net income per share               $    0.03    $    0.15
 Diluted weighted average shares               69,583       68,318

 Other Operating Data:
 (dollars in thousands, unaudited)
                                                 Net Sales
                                          For the Three Months Ended
                                                  March 31,
                                              2006         2005
                                            --------     --------

 By Product Category
 -------------------
    Optics                                  $106,873     $ 95,172
    Apparel, Footwear and Accessories         36,781       40,332
    Other                                      8,044        6,291
                                            --------     --------
       Total                                 151,698      141,795
                                            ========     ========
 By Segment
 ----------
   U.S. Retail                                29,337       21,531
   Wholesale                                 122,361      120,264
                                            --------     --------
       Total                                 151,698      141,795
                                            ========     ========

 By Geography
 ------------
   United States                              81,060       67,029
   International                              70,638       74,766
                                            --------     --------
        Total                               $151,698     $141,795
                                            ========     ========

 Reconciliation to Gross Profit Reported under GAAP
 (dollars in thousands, unaudited)

                                     Change in           Excluding
                                        fair              changes
                                      value of            in fair
                        Reported      foreign             value of
                          under       currency       foreign currency
                          GAAP       derivatives        derivatives
                       ----------    -----------     ----------------
 Three months ended
  March 31, 2006

 Net sales             $  151,698                    $        151,698
 Cost of goods sold        71,016         (1,165)              69,851
                       ----------    -----------     ----------------
  Gross profit             80,682                              81,847
  Gross margin %             53.2%                               54.0%

 Three months ended
  March 31, 2005

 Net sales             $  141,795                   $         141,795
 Cost of goods sold        60,205          3,963               64,168
                       ----------    -----------     ----------------
  Gross profit             81,590                              77,627
  Gross margin %             57.5%                               54.7%

 Selected Balance Sheet Data:
 (dollars in thousands)
                                    March 31,  December 31,  March 31,
                                      2006         2005        2005
 ---------------------------------------------------------------------
                                   (unaudited)              (unaudited)

 Cash and cash equivalents          $ 30,205     $ 82,157     $ 37,466
 Accounts receivable less
  allowance for doubtful accounts     98,725       99,430       95,115
 Inventories                         134,551      119,035      120,986
 Accounts payable, accrued
  liabilities and income
  tax payable                         75,561       70,013       65,318
 Total debt                           31,034       22,080       23,594

 Oakley Operated Retail Stores:

                                  At March 31,
                              --------------------
                              2006            2005
                              ----            ----
 O Store
 -------
   U.S.                         46              37
   International                 9               7

 Iacon
 -----
   U.S.                        108              84

 Oliver Peoples
 --------------
   U.S.                          2              --

CONTACT:  Oakley, Inc.
          Lance Allega, Director of Investor Relations
          (949) 672-6985
          lallega@oakley.com

          PondelWilkinson
          Ron Parham, Investor Relations Counsel
          (503) 297-0202
          rparham@pondel.com